EX-10.1
                           FARMOUT AGREEMENT

                            FARMOUT AGREEMENT

THIS FARMOUT AGREEMENT ("Agreement") is made and entered into as of December 6, 2004 by and between: ParaFin Corporation. a Nevada Corporation ("ParaFln"), with offices at 27127 Calle Arroyo, Suite 1923, San Juan Capistrano, California 92675, and Guarani Exploration and Development Corporation ("Guarani"), with offices at Av. Del Yacht 21, Lambare, Paraguay (ParaFin and Guarani are hereafter referred to as "Party" and, collectively "Parties").

                                 RECITALS

WHEREAS, Guarani has filed an application for an exploration and exploitation license ("License") regarding hydrocarbons in the Alto Parana Block, Alto Parana Province, Paraguay ("Alto Parana Block" or "Block") with the Government of Paraguay, and under the terms and conditions set forth in the Hydrocarbon Law 779 of 12 December 1995 by the Government of Paraguay ("Law"), shall be committed to the exploration of said Block, and;

WHEREAS, such Block consists of 5,786,000 acres (2,342,000 hectares) exclusive of the restricted areas in such Block, and;

WHEREAS, ParaFin desires to earn an 80% interest In the Alto Parana Block and the License associated therewith. and Guarani agrees to assign 80% of its interest therein upon the conditions hereinafter described.

                                     WITNESSTH

NOW THEREFORE for Ten ($10) Dollars and other good and valuable consideration, the Parties agree as follows: .

     1. Within 30 days following Guarani's receipt of the resolution signed by the Ministry of Public Works and Communications
("Resolution") awarding such License to Guarani, ParaFin will deposit the sum of $150,000 USD into Guarani's account in a bank to be designated by Guarani. On or before 60 days following Guarani's receipt of the Resolution, ParaFin will deposit an additional
$350,000 (total of $500,000 USD) to Guarani's account.

     2. Para Fin shall, in addition, timely pay 100% of all costs associated with the acquisition of new seismic, the interpretation of such new and existing seismic, drilling, completing and equipping to the tanks (or abandonment) of the first two wells described in
Section 3 below (collectively "Work Program") drilled by Guarani on the Block pursuant to the License.

     3. Prior to the date stipulated in the License for completing the initial drilling obligations recited therein, ParaFin shall finance the Work Program, limited however, to:

A. financing the acquisition of new seismic data and processing all seismic as may be necessary, in Guarani's opinion. to properly locate the drill sites, plus financing the drilling and completing to the tanks (or abandonment) of two test wells on the Block to a depth sufficient to penetrate the Permian and Carboniferous Formations, and

B. commencing such financing after ParaFin advises Guarani in writing that Guarani may start the Work Program. Such notification must be given Guarani on or before 140 days following the date of the Decree. In the event such notice it not timely provided to Guarani by ParaFin, this Agreement shall cease without any further rights or obligations by either Party with respect thereto and Guarani may retain the $500.000 previously paid to Guarani as liquidated damages. The cost associated with the Work Program (the acquisition of new seiamic, all interpretations conducted on the seismic. plus the drilling of the two wells into such formations) are estimated to not exceed $3.5 million USD, which amount shall be in addition to the $500,000 paid pursuant to Section 1 above. After the said two wells have been drilled. completed (or abandoned) and the funds associated therewith, have been paid by ParaFin, Para Fin shall have earned the following:

1) An 80% working interest in the Block which interest shall be assigned to ParaFin as soon as possible. and;

2) The right to recover all monies paid by ParaFin pursuant hereto, from 95% of the net production from the first two producing wells drilled pursuant hereto after deducting royalties and taxes.

     4. After earning 80% working interest in the Block as described in Section 3 above, ParaFin shall pay 80% of all development and operations costs with respect to the Block performed pursuant to a Joint Operating Agreement ("JOA") based upon the International Joint Operating Agreement promulgated by the Association of International Petroleum Negotiators to be executed by the Parties which shall provide that:

A. Guarani shalt be the operator of the said Work Program, and;

B. As operator, Guarani shall consult with ParaFin from time to time regarding further development on the Block. Nevertheless, Guarani shall have the final authority with regard to the Work Program and ParaFin shall be obligated to pay the costs thereof, and;

C. A sole risk provi8ion shall be included for all operations and the Block other than those associated with the Work Program and the operations contemplated in paragraph 6 below. The sole risk penalty shall be 300%.

     5. From the execution of this Agreement and thereafter, Guarani shall supply ParaFin all well information on a current dally basis and copies of geological, geophysical and engineering studies and shall not deny ParaFin access to the Block or to data pertaining to the joint operation at any time.

     6. Should the parties agree to drill an exploration well to test the deeper Devonian and Silurian Formations in the Block, ParaFin will pay 100% of the costs of the first well; Guarani will be the operator. Should the well be productive, the costs of subsequent drilling into either of these formations, plus development, operating and related costs shall be shared pro rata by the Parties with ParaFin owning 80% of the working Interest and Guarani owning 20%. Parafin shall have the right to recover an monies expended in the drilling of this exploration well from well production from the Block as set forth in the provisions of the Joint Operating Agreement.

     7.  Miscellaneous:

A. Amendment. This Agreement may be amended or modified at any time, but only by an instrument in writing executed by the Parties hereto.

B. Entire Agreement. This Agreement contains the entire understanding between ParaFin and Guarani relating to the subjects addressed in this document. This Agreement supersedes any and all prior agreements, arrangements, or understandings (written or oral) between the Parties. No understandings, statements. promises, or inducements contrary to the terms of this Agreement exist. No representations. warranties, covenants, or conditions, express or implied, have been made by any Party.

C. Waiver. Any failure of any Party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the Party to whom such compliance is owed. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

D. Headings and Captions. The Section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

E. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Texas, regardless of its law on conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Houston, Texas. The Parties expressly consent to the personal jurisdiction of the above-identified courts. The Parties agree to exclude and waive any statute, law or treaty which allows or requires any dispute to be decided in another forum or by rules of decision other than as provided in this Agreement.

F. Binding Effect. This Agreement is binding on the Perties and inures to the benefit of of the Parties, their respective heirs, administrators, executors, successors, and assigns.

G. Attorneys Fees. If any action at law or in equity, including an action for decleratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney's fees, court costs, end other costs incurred in proeeeding with the action from the other Party. Should either Party be represented by in-house counsel, all Parties agree that such Party may recover attorney's fees incurred by that in-house counsel in an amount equal to that attorney's normal fees for similar matters, or, should that attorney not normally charge a fee, by the prevailing rate charged by attorneys with similar background in that legal community.

H. Severability. In the event that anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal. or unenforceable in any respect, such invalidity, illegality or un-enforceability shall not affect any other provisions of this Agreement. Instead, this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

G. Mutual Cooperation. The Parties shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other documents and take such other actions as may be necessary or convenient to effect the transactions described herein.

J. Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such executed copy may be delivered by facsimile or similar instantaneous electronic transmission. Such execution and delivery shall be considered valid for all purposes.

K. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

L. Notices. Any notice or advice permitted or required to be given by any Party to another Party shall be in writing and sent by personal delivery, by courier service, certified mail, telex, telegram, or facsimile or similar instantaneous electronic transmission, and addressed to such Parties as designated below; provided, however, that any notice sent by facsimile shall be followed by a confirmation copy sent by some other means authorized above within twenty- four (24) hours after transmission of the facsimile or similar instantaneous electronic transmission. "Receipt" for the purposes of this Agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified as specified in accordance with their Agreement. The address, telephone, telex, facsimile or similar instantaneous electronic transmission numbers of each of the Parties specified hereunder may be changed for any and all purposes of this Farmout Agreement by ten (10) days advance written notification to the other Parties from the Party changing its address, phone, telex, facsimile numbers or similar instantaneous electronic transmission.

     a.  If given to ParaFin:

         ParaFin Corporation
         27127 Calle Arroyo, Suite 1923
         San Juan Capistrano, California 92675

         With A Copy To:

         S.B. Fowlds
         2765 Skilift Place
         West Vancouver, B.C.
         Canada,V7S 2T6
         Fax: (604) 925-0538
         E-Mail: sid@etcap.com

     b. If to be given to Guarani:

        Guarani Exploration and Developmente Corporation
        Av. Del Av. Del Yacht 21
        Lambare, Paraguay
        Attn: Richard W. Kent Ferreira
        Fax: (595-21) 302-031
        E-Mail: rkent@telesurf.com.py

        With a copy to:

        Charles M. Gail
        3131 De Soto Blvd.
        Coral Gables. FL 33134
        Telephone: (305) 443-7379

M. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on his or its behalf by its duly authorized officers as of December 6, 2004

ParaFin Corporation



By: /s/  Sidney B. Fowlds
Sidney B. Fowlds, President



Guarani Exploration and Development Corporation



By:  /s/  Richard Kent
Richard Kent, President